Exhibit 99.1

Investor Presentation
As of March 31, 2010

(1) According to CNW Marketing Research, Inc.

m    Purchase contracts from dealers across the U.S.
m 10 employee marketing reps in the field and 10 in-house
m Primarily factory franchised dealers
(1) Under the CPS programs for contracts purchased in the first quarter of 2010.

m  Since inception through March 2010 the Company has
 originated $8.7 billion - recently have begun to ramp up after credit crisis of 2008 and 2009

(1)  Under the CPS programs for contracts purchased in the first quarter of
 2010.

m CPS’s risk-adjusted pricing results in program offerings
 covering a wide band of the credit spectrum
(1)  Under the CPS programs for contracts purchased in the first quarter of 2010.
(2) Contract APR as adjusted for fees charged (or paid) to dealer.
Program (1)	Avg. Yield (2)	Avg. Amount Financed	Avg. FICO	% of Purchases
Preferred	17.2%	$20,638	615	2%
Super Alpha	19.3%	$17,927	576	12%
Alpha Plus	21.8%	$16,416	575	15%
Alpha	25.6%	$14,647	561	42%
Standard	29.6%	$12,817	559	9%
Mercury / Delta	31.3%	$11,820	564	10%
First Time Buyer	30.6%	$11,509	572	10%

(1)  Under the CPS programs for contracts purchased in the first quarter of 2010.

 Contract Originations
 m  Centralized contract originations at
 Irvine HQ
 ▪ Maximizes control and efficiencies
 m  Proprietary auto-decisioning system
 ▪ Makes initial credit decision on over
 98% of incoming applications
 ▪ Enhances dealer service by
 shortening response time
 m  Pre-funding verification of
 employment, income and residency
 ▪ Protects against potential fraud
 Servicing
 m  Geographically dispersed servicing
 centers enhance coverage and staffing
 flexibility and drive portfolio
 performance
 m   Early contact on past due accounts;
 commencing as early as first day after
 due date
 m   Early stage workload supplemented by
 automated intelligent predictive dialer
 m  Workloads allocated based on
 specialization and behavioral scorecards,
 which enhances efficiencies

m Average LTV and Average PTI ratios have steadily decreased

m CPS homeowners continue to outperform non-homeowners

 m  $100 million in funding capacity through two facilities
 › Pursuing additional sources of liquidity
 m Quarterly “AAA” rated asset-backed securities provided
 historical long-term matched funding - $6.4 billion in 48 deals from 1994 to 2008
 › Last deal completed in April 2008
 › Objective is to re-enter term securitization market late 2010 or early 2011
 m $199 million whole loan sale (September 2008)
 m $50 million residual financing maturity extended to May 2011
 (extension closed in May 2010)

 m Recent decline is a result of reduced new contract
 purchases in 2008 and 2009.

m Portfolio delinquencies (31+) look to have peaked

(1) Three quarter rolling averages.

m Average of quarterly vintage cum. net losses as of March 31, 2010
m 2008 vintage in line with 2003 and 2004 vintages

m Recovery Rates Correlate to Manheim Index
m Steady Improvement since December 2008

($ in millions)	March 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Assets
Cash	$ 22.8	$ 12.4	$ 22.1	$ 20.9
Restricted Cash	126.9	128.5	153.5	170.3
Finance receivables, net of allowance	738.8	840.1	1,339.3	1,967.9
Residual interest in securitizations	4.6	4.3	3.6	2.3
Deferred tax assets, net	33.5	33.5	52.7	58.8
Other Assets	38.4	49.5	67.6	62.6
	$ 965.0	$ 1,068.3	$ 1,638.8	$ 2,282.8
Liabilities
Accounts payable and other liabilities	$ 19.9	$ 17.9	$ 21.7	$ 18.4
Warehouse lines of credit	17.6	4.9	9.9	235.9
Income taxes payable	---	---	---	17.7
Residual interest financing	52.9	56.9	67.3	70.0
Securitization trust debt	796.5	904.8	1,404.2	1,798.3
Senior secured debt, related party	26.4	26.1	20.1	---
Other debt	22.5	22.0	25.7	28.1
	935.7	1,032.7	1,549.0	2,168.5
Shareholders’ equity	29.3	35.6	89.8	114.4
	$ 965.0	$ 1,638.8	$ 1,638.8	$ 2,282.8

	Three Months Ended		Years Ended
($ in millions)	March 31, 2010	March 31, 2009	December 31, 2009	December 31, 2008	December 31, 2007
Revenues
Interest income	$ 39.0	$ 61.2	$ 208.2	$ 351.6	$ 370.3
Servicing fees	2.4	1.0	4.6	2.1	1.2
Other income	3.2	3.8	11.1	14.8	23.1
	44.6	66.1	223.9	368.4	394.6
Expenses
Employee costs	8.8	9.3	37.3	48.9	46.7
General and administrative	7.6	9.1	32.2	44.4	47.4
Interest	22.3	32.1	111.8	156.3	139.2
Provision for credit losses	11.7	16.1	92.0	148.4	137.3
Loss on sale of receivables	0.0	0.0	0.0	14.0	0.0
	50.4	66.6	273.3	411.9	370.6
Pretax income (loss)	(5.8)	(0.5)	(49.4)	(43.5)	24.0
Income tax expense (gain)	---	---	---	(17.4)	10.1
Net income (loss)	$ (5.8)	$ (0.5)	$ (49.4)	$ (26.1)	$ 13.9
EPS (loss) (fully diluted)	$ (0.33)	$ (0.03)	$ (3.07)	$ (1.36)	$ 0.61

(1) Interest income less interest expense and provision for credit losses.
(2) Total expenses less provision for credit losses less interest expense, impairment loss on residual asset, and loss on sale of receivables.
($ in millions)	Three Months Ended		Years Ended
	March 31, 2010	March 31, 2009	December 31, 2009	December 31, 2008	December 31, 2007
Auto contract purchases	$17.4	$1.1	$296.8	$296.8	$1,282.3
Total managed portfolio	$1,044.1	$1,488.4	$1,664.1	$1,664.1	$2,126.2
Risk-adjusted margin (1)	$4.9	$13.0	$46.9	$46.9	$93.8
Core operating expenses (2)
$ amount	$16.3	$18.3	$93.2	$93.2	$94.1
% of average managed portfolio	6.0%	4.7%	4.8%	4.8%	4.9%
Total delinquencies and repo inventory (30+ days)
(% of total owned portfolio)	5.9%	6.7%	8.6%	8.6%	6.3%
Annualized net charge-offs
(% of average owned portfolio)	12.2%	11.6%	7.7%	7.7%	5.3%

 m CPS has weathered two down
 cycles to remain one of the few
 independent public auto
 finance companies
 m Attractive industry
 fundamentals as larger
 competitors exit industry
 m Disciplined approach to credit
 quality and servicing
 m Credit performance of 2008
 and 2009 vintages in line with
 2003 and 2004
 m Operating leverage through
 economies of scale
 m Opportunistic, successful
 acquisitions
 m Stable senior management team
 with significant equity
 ownership
 ➢ Senior management,
 including vice presidents,
 average 15 years of service
 with the Company

 m Any person considering an investment in securities issued by CPS is urged to review the materials filed by CPS with the U.S. Securities and Exchange
 Commission ("Commission"). Such materials may be found by inquiring of the
 Commission‘s EDGAR search page
 (http://www.sec.gov/edgar/searchedgar/companysearch.html) using CPS's ticker symbol, which is "CPSS." Risk factors that should be considered are described in
 Item 1A, “Risk Factors," of CPS's annual report on Form 10-K, which report is on file with the Commission and available for review at the Commission's website.
 Such description of risk factors is incorporated herein by reference.

 m Information included in the preceding slides is believed to be accurate, but is not necessarily complete. Such information should be reviewed in its appropriate context. The implication that historical trends will continue in the future, or that past performance is indicative of future results, is disclaimed. To the extent that one reading the preceding material nevertheless makes such an inference, such inference would be a forward-looking statement, and would be subject to risks and uncertainties that could cause actual results to vary. Such risks include variable economic conditions, adverse portfolio performance (resulting, for example, from increased defaults by the underlying obligors), volatile wholesale values of collateral underlying CPS assets, reliance on warehouse financing and on the capital markets, fluctuating interest rates, increased competition, regulatory changes, the risk of obligor default inherent sub-prime financing, and exposure to litigation.